UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Innovation Way, Akron, Ohio		44316-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 796-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2013, Goodyear Dunlop Tires Europe B.V. and Arthur de Bok entered into a Settlement Agreement and The Goodyear Tire & Rubber Company (the “Company”) and Arthur de Bok entered into an Employment Agreement (collectively, the “Agreements”) relating to the cessation of his employment with the Company and its affiliates. Under the Agreements, Mr. de Bok will serve as President in transition until December 31, 2013 and as Senior Vice President, Sales and Marketing Excellence from January 1, 2014 until at least February 28, 2014. Prior to February 28, 2014, Mr. de Bok can only be terminated for “Cause” (as defined in the Employment Agreement), and on February 28, 2014 will become an at will employee.

Under the Settlement Agreement, Mr. de Bok will receive: (1) base salary until December 31, 2013 at an annual rate of €439,393, (2) continued use of a company car until June 30, 2014, and (3) reimbursement for tax and legal assistance in an amount not to exceed €16,529. Under the Employment Agreement, Mr. de Bok will receive (1) base salary from January 1, 2014 at an annual rate of €439,393 and (2) assuming that he does not resign prior to February 28, 2014 or is not terminated for “Cause” (as defined in the Employment Agreement), a severance payment of €5,195,000 following the end of his employment relationship with the Company. Mr. de Bok will not receive any payments in respect of any annual or long-term performance cycles ending on December 31, 2013 or any incomplete performance cycles under the Company’s incentive compensation plans.

Mr. de Bok also agreed to confidentiality, non-solicitation, non-disparagement and continued assistance covenants, and to waive and release certain legal rights and claims.

The foregoing description of the Agreements is qualified in its entirety by reference to the provisions of the Settlement Agreement and the Employment Agreement, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

10.1	Settlement Agreement, dated December 20, 2013, between Goodyear Dunlop Tires Europe B.V. and Arthur de Bok.

10.2	Employment Agreement, dated December 20, 2013, between The Goodyear Tire & Rubber Company and Arthur de Bok.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY

Date: December 26, 2013	By	/s/ David L. Bialosky
David L. Bialosky
Senior Vice President, General Counsel and Secretary